EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement 333-113519 on Form S-8 dated March 11, 2004, Registration Statement 33-61977 on Form S-8 dated August 21, 1995, Registration Statement 33-61979 on Form S-8 dated August 21, 1995, Registration Statement 33-12571 on Form S-8 dated March 11, 1987 and Registration Statement 33-593 on Form S-8 dated October 1, 1985, of our report dated March 17, 2006, with respect to the consolidated balance sheets as of December 31, 2005 and 2004 and the consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years ended December 31, 2005, and the related financial statement schedules for those years of Integral Vision, Inc. and subsidiary included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/S/ Rehmann Robson

Troy, Michigan
March 30, 2006

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